UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 30, 2016

Date of Report (Date of earliest event reported)

QUALITY CARE PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-37805	81-2898967
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification Number)

7315 Wisconsin Avenue, Suite 250-W

Bethesda, MD  20814

(Address of principal executive offices) (Zip Code)

(240)  223-4680

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On November 30, 2016, Quality Care Properties, Inc. (“Company”), and HCR III Healthcare, LLC (the “Lessee”), an indirect wholly-owned subsidiary of HCR ManorCare, Inc., agreed to a one time reduction of rent due under the Master Lease and Security Agreement, dated as of April 7, 2011, as amended and supplemented (the “Lease”), by and among the parties set forth on Exhibits A-1 through A-4 thereto, as lessor, and the Lessee, pursuant to which the Company, on behalf of its subsidiaries, reduced the rent due from the Lessee for December 2016 and January 2017 by an aggregate of $25 million as follows: (i) a $15,000,000 reduction for the month of December 2016, provided that such reduction is conditioned upon Lessee’s payment of such reduced rent in full on December 1, 2016; and (ii) a $10,000,000 reduction for the month of January 2017, provided that such reduction is conditioned upon Lessee’s payment of such reduced rent in full on January 2, 2017.  Except as noted in the immediately preceding sentence, the amount of rent due and all other terms and conditions of the Lease remain unchanged and in full force and effect.  As agreed, the Company received the reduced December rent payment on December 1, 2016.

This rent reduction offer by the Company was made in response to the Lessee’s continuing financial deterioration and its request for partial relief from the contractual rent obligation under the Lease.  The Company believes that the limited relief provided to the Lessee will give the Company additional time to perform due diligence and gather information about the Lessee in advance of a potential comprehensive solution to the difficulties experienced by the Lessee under the Lease.  This reduction is temporary and is not an indication of specific, longer term rent due under the Lease, nor of any other non-rent elements of a potential comprehensive economic restructuring. The Company cannot be certain that a comprehensive solution agreeable to the Lessee can be found.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 6, 2016

Quality Care Properties, Inc.

By:	/s/ C. Marc Richards
	Name:	C. Marc Richards
	Title:	Chief Financial Officer